Silberstein Ungar, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

January 24, 2014

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Amarantus Bioscience Holdings, Inc.

San Francisco, CA 94107

To Whom It May Concern:

Silberstein Ungar, PLLC, hereby consents to the use in Amendment No. 3 to Form S-1, Registration Statement Under the Securities Act of 1933, filed by Amarantus BioScience Holdings, Inc. of our report dated April 16, 2013, relating to the financial statements of Amarantus BioScience Holdings, Inc. as of and for the years ending December 31, 2012 and 2011 and for the period from January 14, 2008 (inception) to December 31, 2012, and the reference to us under the caption “Experts”.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC